Exhibit 10.2

PROMISSORY NOTE

$60,000.00	Mountain View, California July 21, 2008

FOR VALUE RECEIVED, the undersigned, AdEx Media, Inc., a Delaware corporation, with a principal place of business at 883 North Shoreline Blvd. #A200, Mountain View, California 94043 (the “Maker”), promises to pay to Wei-Ching Wu, an individual residing at 2477 W. Lincoln Avenue #91, Anaheim, CA 92801 (the “Holder”), at such place as the Holder may designate, the principal sum of Sixty Thousand Dollars ($60,000.00) without interest thereon.  This promissory note (the “Note”) is being delivered by Maker to Holder in partial consideration for Maker’s purchase of the Purchased Assets pursuant to the terms of that certain Asset Purchase Agreement (the “Purchase Agreement”), dated July 21, 2008, by and between Maker and VibrantAds, LLC, a California corporation, of which Holder is the sole selling member. Capitalized terms herein not otherwise defined shall have the meanings ascribed to them in the Purchase Agreement.

1.    The Note.  The principal balance of the Note, which is outstanding and unpaid from time to time, is referred to as the “Principal Amount.”

2.    Payment.  The outstanding Principal Amount hereunder shall be due and payable on the earlier of (i) twelve (12) months from the Closing Date (“Maturity Date”) or (ii) when such amount is declared due and payable by the Holder upon or after the occurrence of an Acceleration Event (as defined below). If such date falls on a Saturday, Sunday or a holiday, then such payment shall be made on the next succeeding Business Day, as such term is defined in the Purchase Agreement.  All amounts payable hereunder shall be paid by Maker in lawful money of the United States and in same day or immediately available funds.

3.    Acceleration Events. This Note shall be subject to prepayment in advance of the Maturity Date, at the option of the Holder, upon the occurrence of any of the following events (each an “Acceleration Event”): (i)  the filing by Maker of a petition in bankruptcy, either voluntary or involuntary, a petition for reorganization arrangement or other relief under the United States Bankruptcy Act, a voluntary petition for the appointment of a receiver or comparable relief from creditors under the laws of any State; or (ii) the adjudication of Maker as a bankrupt or insolvent, the appointment of a receiver of all or substantially all of Maker's assets, or the entry of an order of the reorganization of Maker under the United States Bankruptcy Act, if such adjudication, order, or appointment is made upon a petition filed against Maker and is not, within sixty (60) days after it is made, vacated or stayed on appeal or otherwise or if Maker by any action or failure to act signifies its approval or consent to the order, appointment or petition.  If any of the foregoing Acceleration Events occur, Holder may at any time at Holder’s option, upon written notice to Maker, declare the entire Principal Amount to be due and payable immediately.

4.    Cancellation on Termination For Cause.  In the event that Holder’s employment with Maker is terminated For Cause prior to the Maturity Date, this Note shall be cancelled without further obligation by Maker, and Holder agrees to in such case forever release and discharge Maker of any and all of its obligations under the Note, including any obligation to pay principal, interest or other amounts.  For purposes of this Section, a termination “For Cause” shall mean: (a) Holder’s willful failure or refusal to comply with the policies, standards, and regulations of Maker from time to time established and disclosed to Holder; (b) Holder’s fraud, dishonesty, or other act of substantial misconduct in the performance of his duties on behalf of Maker; or (c) Holder’s breach of or failure to perform any of the provisions of the Employment Agreement and/or Proprietary Information and Inventions Agreement by and between Holder and Maker.

5.    Prepayment.  Maker may prepay this Note in whole or in part at any time without penalty.

6.    Governing Law.  This Note is delivered in the State of California and shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

7.    Severability.  If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

8.    Successors and Assigns; Transferability.  This Note inures to the benefit of Holder and binds Maker and its respective successors and assigns.  The Holder may not assign this Note without the consent of Maker.  Any transfer in violation of this provision shall be void ab initio. Unless and until Maker receives a notice of an assignment, Maker shall recognize the Holder as holder of the Note and shall not be liable for any payment made to Holder instead of any assignee of the Note.  Following receipt of notice of an assignment of the Note and upon consent thereto, Maker shall recognize the assignee as Holder for all purposes under this Note.

9.    Captions.  The captions or headings of the paragraphs in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

10.   Notice and Acknowledgment of Representative.  All notices and other communications required or permitted hereunder shall be in writing and shall delivered to the address listed above.

  IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first written above.

ADEX MEDIA, INC.

By:           /s/  Scott Rewick

Title:        Chief Executive Officer

10652216.5